Exhibit 4.15
CERTIFICATE OF TRUST
OF
ODYSSEYRE CAPITAL TRUST I
          THIS CERTIFICATE OF TRUST of OdysseyRe Capital Trust I (the “Trust”), dated March 13, 2009, is being duly executed and filed by The Bank of New York Mellon, a New York banking corporation, as property trustee, and BNY Mellon Trust of Delaware, a Delaware banking corporation, as Delaware trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. §§3801, et seq.) (the “Act”).
1.	Name. The name of the statutory trust formed hereby is OdysseyRe Capital Trust I.

2.	Delaware Trustee. The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware are BNY Mellon Trust of Delaware, White Clay Center, Newark, Delaware 19711.

3.	Effective Date. This Certificate of Trust shall be effective upon filing.
          IN WITNESS WHEREOF, the undersigned, being all of the trustees of the Trust, have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

THE BANK OF NEW YORK MELLON, not in its individual capacity but solely as property trustee
By:	/s/ Timothy W. Casey
	Name:	Timothy W. Casey
	Title:	Assistant Treasurer

BNY MELLON TRUST OF DELAWARE, not in its individual capacity but solely as Delaware trustee
By:	/s/ Kristine K. Gullo
	Name:	Kristine K. Gullo
	Title:	Vice President